FOR IMMEDIATE RELEASE

IsoRay, Inc. reports FIRST QUARTER RESULTS

Garnering New Cancer Treatment Revenues Remains The Strategy For Future Growth

RICHLAND, Washington (November 14, 2012) – IsoRay, Inc. (AMEX: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for brain cancer, lung cancer, head and neck cancer, prostate cancer and gyn cancer announced its financial results for the quarter ended September 30, 2012.

In the current quarter IsoRay’s prostate treatment revenues were disappointing, although in line with continued market weakness. Management believes that the overall prostrate treatment market appears to have been significantly weakened by a report published by the U.S. Preventive Services Task Force recommending against routine PSA screening, which has resulted in men avoiding the test and or electing the option of watchful waiting. This negative development in the Prostrate market further reinforces IsoRay’s strategic focus and conviction in expanding the use of our unique isotope Cesium-131 to attack cancers in other body sites, such as brain cancer, head and neck cancer, lung cancer and gyn cancers with what we believe incorporates a better quality of life when utilized.

IsoRay has increased its marketing activity in non-prostate applications and during the week of October 25 had another very successful show at ASTRO highlighting our full line of products. With great excitement we will be presenting this week at SNO (Society of Neuro-Oncology). Of special interest is Gabriella Wernicke M.D. of Weill Cornell who will be making an oral presentation to its members discussing her success in treating metastasized brain cancers with Cesium (Cs-131). IsoRay will host a follow on luncheon/discussion with Gabriella Wernicke M.D. and Theodore Schwartz M.D. also of Weill Cornell presenting their unique approach techniques. In addition, David G. Brachman M.D. of Barrow Neurological Institute will exhibit a poster on the Institute’s early experience in treating meningioma brain tumors with Cesium (Cs-131) seeded mesh.

The Company currently has a number of facilities that have agreed to the use of one or more of our products and are awaiting state approval. Each new prospective facility requires the state to amend their RAM (Radioactive Materials License) which can take upwards of 6-9 months prior to placing an order. IsoRay recently announced that it has entered into an international distribution agreement with Karlheinz Goehl-Medizintechnik Goehl for distribution of GliaSite® in a number of European markets. The GliaSite® radiation therapy system is a balloon catheter device used in the treatment of metastasized and Glioblastoma brain cancer. As in the U.S where the approval process can be lengthy,. our international distributor is just now receiving licenses back for several of the medical centers in Germany that were past users of our Gliasite product.

IsoRay Chairman and CEO Dwight Babcock commented, “We continue to be optimistic about the growth in adoption of our growing array of new products. Physicians and institutions are reporting outstanding results in the use of our prostate and non-prostate treatments utilizing Cesium-131 seeds for brain cancer, head and neck cancer, prostate cancer and lung cancers. Given this growing acceptance and interest, we remain committed to our strategic sales and market objectives, which we believe will contribute to long term growth and profitability."

The Company continues to invest in research and development activities to bring additional treatments to market utilizing its existing technology.  The Company's continued investment in studies focusing on Cesium (Cs-131) efficacy for various cancers located throughout the body is expected to have a direct impact on the growth of a growing array of non-prostate treatments. The increase in the size of the sales organization in the last twelve months has created an enhanced means to contact more facilities then ever before with new and novel treatment alternatives.

IsoRay, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	For the three months ended
	September 30,
	2012	2011

Product sales	$1,056,232	$1,213,417
Cost of product sales	1,076,657	1,147,075

Gross profit / (loss)	(20,425)	66,342

Operating expenses:
Research and development expenses	141,472	251,314
Research and development reimbursement	-	(50,000)
Sales and marketing expenses	316,056	314,418
General and administrative expenses	644,853	652,927

Total operating expenses	1,102,381	1,168,659

Operating loss	(1,122,806)	(1,102,317)

Non-operating income (expense):
Interest income	144	187
Change in fair value of warrant derivative liability	129,000	-
Financing and interest expense	(6)	(94)

Non-operating income /( loss), net	129,138	93

Net loss	(993,668)	(1,102,224)
Preferred stock dividends	(2,658)	(2,658)
Net loss applicable to common shareholders	$(996,326)	$(1,104,882)

Basic and diluted loss per share	$(0.03)	$(0.04)

Weighted average shares used in computing net loss per share:
Basic and diluted	33,866,563	26,487,140

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About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the sole producer of Cesium-131 brachytherapy seeds, which is expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of GliaSite® and Cesium-131 by visiting www.isoray.com. Join us on Facebook/Isoray. Follow us on Twitter@Isoray.

Contact:

Worldwide Financial

(954) 360-9998

Info2wwfinancial.com

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed, future demand for IsoRay's existing and planned products, whether revenue and other financial metrics will improve in future periods, whether IsoRay will be able to continue to expand its base beyond prostate cancer, whether IsoRay will be able to generate sales of Gliasite in the U.S. and in Europe, the advantages of the Gliasite delivery system, whether additional studies will be published with favorable outcomes from treatment with Cesium-131, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and proposed future products, IsoRay's ability to reduce or maintain expenses while increasing sales, whether later studies and protocols support the findings of the initial studies, success of future research and development activities, patient results achieved when Cesium-131 is used for the treatment of cancers and malignant diseases beyond prostate cancer, IsoRay's ability to successfully manufacture, market and sell its products, whether IsoRay will receive all required state and foreign regulatory approvals for the Gliasite delivery system, IsoRay's ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our product, and other risks detailed from time to time in IsoRay's reports filed with the SEC.